FOR IMMEDIATE RELEASE                     Contact:    Andrea Retzky
---------------------                                 BSMG Worldwide
                                                      (212) 445-8247
                                                      aretzky@bsmg.com
                                                      ----------------

                                                      Dan Bustillos
                                                      TMP Worldwide
                                                      (212) 351-7084
                                                      dan.bustillos@tmp.com




            TMP WORLDWIDE ANNOUNCES RECORD FIRST QUARTER 2001 RESULTS
            ---------------------------------------------------------

            -- FIRST QUARTER DILUTED ADJUSTED EPS OF $0.18 UP 38% --
                   -- COMPANY MAINTAINS SOLID CASH POSITION --
        -- MONSTER.COM CONTINUES ITS STRONG REVENUE AND PROFIT GROWTH --


NEW YORK, MAY 8, 2001 - TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster.com(R) and the world's largest Yellow Pages advertising agency, today reported record-breaking first quarter 2001 results. First quarter diluted adjusted earnings per share of $0.18 increased 38% over last year's first quarter results of $0.13. TMP Worldwide's cash position of $563.3 million, as of March 31, 2001, strongly supports the Company's ability to pursue its near- and long-term growth strategies.


      "TMP Worldwide reported outstanding operational and financial results during the first quarter of 2001, despite a slowdown in the U.S. economy and the recruitment industry," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "Our performance underscores the success of our integrated traditional and interactive recruitment services as well as our global market position in human capital solutions. With operations in 32 countries and a diverse client base, we were able to mitigate the impact of the economic slowdown in the U.S. As the job market rebounds, and it eventually will, TMP is uniquely positioned to benefit from the secular shift in the recruitment industry and capitalize on its leading share of the interactive market."


                                     -more-

FIRST QUARTER FINANCIAL REVIEW
------------------------------

      Total commissions and fees for TMP Worldwide increased 28% to $362.8 million for the quarter ended March 31, 2001, up from $284.2 million in the first quarter of 2000. Adjusted net income for the first quarter of 2001 was $20.4 million, up 50% from $13.6 million for the prior year period.


      Total Company gains in commissions and fees and net income were led by the strength of Monster.com, the flagship product of TMP's Interactive division. Advertising & Communications, eResourcing and Monstermoving.com also contributed to the Company's Interactive gains, reflecting TMP's strategy to integrate innovative interactive solutions across all of its businesses. The strength of TMP's Interactive results in the face of declining billings for traditional recruitment business magnifies the success of TMP's strategy to leverage the power of the Internet and lead the evolution of the industry towards online employment solutions. Total Interactive commissions and fees for TMP were $156.6 million for the first quarter, a 111% organic increase from the prior year period and a 10% sequential increase over the $142.1 million for the fourth quarter of 2000. For Advertising & Communications and eResourcing combined, traditional commissions and fees increased 3.4%. However, when the interactive components are included, commissions and fees for these businesses grew 12.2%, reaffirming the success of TMP's online and offline strategy.

      Quarter versus quarter comparative results for TMP Worldwide are as follows (all numbers in thousands, except per share amounts):

           -------------------------------------------------------------
              OPERATING HIGHLIGHTS         1Q '01    1Q'00 (1)  % CHANGE
           -------------------------------------------------------------
           Total Commissions and Fees     $362,825    $284,237      +28%
           Adjusted Operating Income(2)   $ 30,983    $ 21,330      +45%
           Adjusted EBITDA (2)            $ 45,077    $ 34,001      +33%
           Adjusted Net Income (3)        $ 20,357    $ 13,627      +49%
           Diluted Adjusted EPS (4)       $   0.18    $   0.13      +38%
           Diluted Weighted Avg. Shares    110,725     107,406       +3%

      The adjusted operating income, EBITDA, net income and diluted EPS amounts discussed herein reflect adjustments to exclude merger and integration costs, and related tax benefits, incurred in connection with companies acquired using the pooling of interests method of accounting (please see the Endnotes). Merger and integration costs for the quarter ended March 31, 2001 were $20.2 million versus $8.7 million for the first quarter of 2000. Such costs include transaction costs for the mergers completed in the respective year-to-date periods and the amortization of employee stay bonuses. In addition, these costs include separation pay and office and management integration costs, which include the elimination of redundant management, closing of excess leasehold facilities, and the write-off of fixed assets, which will not be used in the future.

      A higher operating margin in Interactive operations and the Company's focus on productivity improvements contributed to a 45% increase in adjusted operating income to $31.0 million and a 33% increase in adjusted EBITDA to $45.1 million. The adjusted operating profit margin increased to 8.5% in the first quarter, compared to 7.5% in the same period last year.

      Quarter versus quarter comparative results for TMP Worldwide commissions and fees by operating division, including their interactive components, are as follows (in thousands):

     COMMISSIONS & FEES                      1Q'01                  1Q'00
----------------------------------------------------------------  --------- % CHANGE
                             TRADITIONAL  INTERACTIVE    TOTAL      TOTAL    ON TOTAL
-------------------------------------------------------------------------------------
Monster.com                    $   --        $129,222   $129,222   $ 61,379     +111%
Monstermoving.com                  --           3,587      3,587      2,076     +73%
Adver. & Comm.                   48,425        10,209     58,634     59,242      -1%
eResourcing                     104,372        12,125    116,497     96,843     +20%
Executive Search                 31,489            10     31,499     39,007     -19%
Directional Marketing            21,957         1,429     23,386     25,690      -9%
-------------------------------------------------------------------------------------
            TOTAL              $206,243      $156,582   $362,825   $284,237     +28%
-------------------------------------------------------------------------------------

      Jim Treacy, Executive Vice President and COO of TMP Worldwide, said, "Our increase in commissions and fees during the quarter reflects the continued strength of our Interactive businesses and eResourcing. Our results are also indicative of the significant market share gains we've made at Monster.com, Advertising & Communications and eResourcing. Monster.com increased its leadership position in the United States, Canada, United Kingdom, France, Germany and the Netherlands during the quarter, providing a solid foundation for continued cross-selling opportunities. In eResourcing, we continued to build our market share through select acquisitions that open up new geographic regions and practice areas for TMP. For example, the purchase of Gregory & Gregory, a specialist in the placement of legal professionals in the U.S., extends the practice platform that we began to develop with last year's acquisition of QD Group, a leader in the placement of legal professionals in the U.K."

      "While we did record strong financial results for the quarter, we are feeling the impact of an economic slowdown in the U.S. Accordingly, we implemented a number of initiatives to improve our productivity and enhance our cash position while strengthening our global leadership. With a continued focus on `smart' cost cutting, we eliminated redundant positions company-wide, particularly those related to acquisitions, and streamlined our operations. At the same time, we continued to invest in sales infrastructure, cross-selling systems and incentives, brand building, value-accretive acquisitions and product development, all of which aim to generate a higher growth rate for the Company when the economy turns around. The management of working capital is also a top priority and during the quarter, we reduced our Days Sales Outstanding (DSOs) by seven days compared to the first quarter of last year," added Mr. Treacy.

      For Monster.com, strong organic growth resulted in commissions and fees of $129.2 million, a 111% increase over the $61.4 million reported in the first quarter of 2000. In addition, Monster.com posted an adjusted operating profit of $32.5 million on commissions and fees of $129.2 million for an operating margin of 25%. This is consistent with the Company's long-standing guidance that a 25% operating margin would be achieved at a $500 million revenue run rate. Monstermoving.com also exhibited strong organic growth, as its commissions and fees increased 73% to $3.6 million from $2.1 million for the same period last year.

       Advertising & Communications' total commissions and fees, including its interactive business, were $58.6 million for the first quarter of 2001, a 1% decrease from $59.2 million for the first quarter of 2000. Advertising & Communications' decline in newspaper job placement advertising was almost completely offset by the combined increases in interactive job postings, resume response management and creative services, such as employee communications and retention programs. Commissions and fees in Advertising & Communications' traditional operations were $48.4 million for the first quarter of 2001, down from $53.3 million in the first quarter of 2000, a decline of 9%. In comparison The Conference Board reported a decline in its Help Wanted Index of 20.5%. TMP's relative outperformance of the industry reflects its growing market leadership resulting from its diversified online and offline products and services and the strength of its international operations. The division's contribution to total Company Interactive commissions and fees increased significantly to $10.2 million, up 73% over the prior year period.

      eResourcing continued to grow by targeted acquisitions and by maximizing both the power of the Internet and the Monster.com resume database. As a result, commissions and fees for the division, including its interactive business, increased to $116.5 million, up 20% from $96.8 million for the same period last year. eResourcing's traditional business generated $104.4 million in commissions and fees during the first quarter, up 11% from the $94.4 million reported in the first quarter of last year. eResourcing continued to gain market share in North America and Europe, utilizing select acquisitions to create a platform for growth in new markets and practice areas. Combining Monster.com's resume database and proprietary web-mining tools, eResourcing stands to continue its global market share growth by providing the most cost-effective method of candidate search to its clients. In fact, 41% of eResourcing's U.S. placements resulted from searches utilizing Monster.com's databases. During the quarter, eResourcing contributed $12.1 million to the total Company's Interactive commissions and fees, up 391% over the same period last year.

      Executive Search reported commissions and fees of $31.5 million in the first quarter of 2001, down 19% from the first quarter of 2000, reflecting the impact of the slowing U.S. economy. Despite near-term challenges, Executive Search continues to focus on building a core team of top recruiters across a variety of disciplines. During the quarter, the Company hired several key industry sector leaders to further build out the geographic and sector diversity of Executive Search. In addition, the executive search recruiters' valuable contacts provide great opportunities to cross-sell TMP's full spectrum of human capital solutions.

      Directional Marketing commissions and fees, including its Interactive business, were $23.4 million for the first quarter of 2001, down 9% from the $25.7 million reported in the first quarter of 2000, as the division continued to be affected by reduced publisher commissions and higher client discounts. The division was also affected by a shift in Yellow Pages directory closings to the second quarter. However, Directional Marketing continues to be profitable and generates strong cash flow for TMP. Additionally, Directional Marketing's national client roster is one of TMP's most valuable assets, providing additional opportunities for cross-selling with Monstermoving.com.

      Consolidated commissions and fees as a percent of related billings for the quarter ended March 31, 2001 were 54% compared to 47% for the prior year period. This increase reflects the growth of the Company's Interactive businesses and eResourcing's traditional business, where TMP retains a greater portion of the amount billed to the client.


MONSTER.COM ADVANCES ITS LEADERSHIP POSITION
--------------------------------------------

      During the first quarter of 2001, Monster.com continued to strengthen its leadership position and gain market share in the online human capital market. It continued its global expansion, with the launch of Monster.com in Luxembourg, Italy and India. In addition to its number one position in the United States, Monster ranks number one in Canada, the United Kingdom and the Netherlands. According to Media Metrix, Monster.ca has a reach of 4.4%, making it the most visited career site in Canada. In France and Germany, Monster is the number one commercial career site, second only to the government run career sites in both countries. I/PRO reported March 2001 unique audiences of 1,041,142 in the UK, 681,734 in France and 741,991 in Germany. With leadership in North America and increasing leadership in Western Europe, Monster.com is positioned to benefit from the global white-collar worker shortage that is expected to continue over the next decade.

      Jeff Taylor, CEO of Monster.com, stated, "We've made a number of investments in Europe over the past several years and we are extremely pleased that our efforts have paid off. The March 2001 traffic figures clearly indicate that Monster is rapidly gaining market share across its entire European network. In Europe, we are now seeing the same trend that we saw in the United States in 1998, with employers increasingly allocating a larger portion of their recruiting budgets towards online solutions. Our continued penetration of new international markets strongly positions us to capture the level of market share in Europe that we are enjoying in the U.S."

      In the United States, according to Media Metrix, Monster.com achieved a reach of 6.7% and reported record traffic of 5.7 million monthly unique visitors in March 2001. Additionally, Monster.com continued to significantly outrank its competitors as the leading online career site, with a 53.2% share of "career eyeball minutes, 5" compared to its next closest competitor's share of 11.3%. Monster.com also extended its lead as the number one destination for career seekers with a "power ranking6" of 227.8, more than 5 times that of its closest competitor's power ranking of 38.6 and more than the total power ranking of all ten competitors combined of 156.1.

      Monster.com is uniquely positioned to benefit from recently announced layoffs at many U.S. companies as consumers flock to Monster.com in search of a new job. The Monster.com resume database represents the world's largest pool of available labor and reached a record 10 million resumes on May 3, 2001. This is up from 9.3 million resumes in March 2001 which compares favorably to 3.3 million in March 2000. Currently, resume postings are growing at over 23,000 per day. Mr. Taylor added, "During the first quarter, Monster.com continued its track record of reporting record commissions and fees and adjusted operating profit. Our powerful brand recognition and broad assortment of online employment solutions continues to drive growth at a time when traditional recruitment services are losing market share, truly demonstrating the success of our online strategy and our powerhouse brand."


TMP'S STRONG BALANCE SHEET AND CASH FLOW SUPPORT AGGRESSIVE GROWTH PLANS
------------------------------------------------------------------------

      As of March 31, 2001, TMP had $563.3 million in cash and cash equivalents and $34.7 million in debt on the balance sheet, resulting in a net cash position of $528.6 million, slightly more than the net cash position of $528.4 million as of December 31, 2000, as adjusted for pooling of interests transactions completed during the first quarter of 2001. The seasonal effects of some of TMP's businesses together with acquisition activities during the quarter were significantly offset by improved cash management, with DSOs now at 62 compared to 69 for the comparable 2000 period. Also, the Company's debt-to-equity ratio was 3.2% as of March 31, 2001, compared to the December 31, 2000 ratio of 4.1%. The Company's cash flow from operations was $50.1 million for the first quarter of 2001, representing an increase of $96.2 million over the first quarter of 2000, which had a negative cash flow of $46.1 million. In addition to disciplined cash management, TMP's strong financial position also demonstrates its ability to quickly integrate its strategic acquisitions in the areas of billings and collections.

      Mr. Treacy explained, "TMP continues to distance itself from competitors with its healthy balance sheet and profitable operations. Our solid financial position serves as a significant competitive advantage during times of economic uncertainty. We are particularly proud of the positive cash flow we generated from operations in the first quarter of 2001, where traditionally, our cash flow from operations has been down in the first quarter, due to the seasonal nature of our cash cycle. As we position ourselves for the future, we continue to carefully monitor our capital expenditures and acquisition criteria to ensure that we are earning an acceptable rate of return on our capital. Our strong cash position and profitable operations provide us with the flexibility to make the necessary acquisitions, key initiatives and investments to strengthen TMP's leadership position on a global basis in the near- and long-term."


STRATEGIC INVESTMENTS AND MARKET OPPORTUNITIES
----------------------------------------------


TMP Worldwide continues to expand its service offerings, build market and extend its global reach through select acquisitions. Highlights by division follow:

eRESOURCING

o In January, ADEPT, Inc., a computer information technology staffing firm based in Massachusetts that provides temporary information systems and software engineering services in the Northeast was acquired. Also acquired was Teesdale Meuli Limited, a human resources support firm in New Zealand.

o In February, Gregory & Gregory and Attorneys on Assignment were acquired, creating a strong platform for expanding contract and permanent placement services for the legal profession in the United States.

o In March, Management Solutions, Inc. (MSI), a Silicon Valley-based placement and outsourced e-recruiting firm was acquired. MSI provides a strong presence in the Pacific Northwest, particularly in the arena of permanent placements within finance and accounting.

ADVERTISING & COMMUNICATIONS

o In March, JWG Associates, Inc. (JWG), a Boston-based top ten U.S. recruitment advertising agency was acquired. JWG provides TMP with a stronger market presence in the Northeast, as well as other key markets such as Dallas, Philadelphia and Raleigh.

o In April, Corporate Communications, Inc. (CCI) was acquired, expanding the reach of this division to high technology clients in telecommunications, information technology, e-Commerce and related industries.

MONSTER.COM

o In March, HiringTools.com, Inc., a significant Internet player in web-based human resources applications was acquired. The acquisition will enable TMP to offer a comprehensive suite of web-based tools to Monster.com's broad customer base. Feature products include Job Description Writer, Job Ad Writer and Interview Plan Builder.

EXECUTIVE SEARCH

o In March, Coe & Company International Inc., a Canadian firm specializing in the technology and energy sectors was acquired, broadening Executive Search's geographic reach and further diversifying its industry portfolio.

STRATEGIC INVESTMENTS

o As one of the top companies traded on Nasdaq, TMP was invited to participate in a private offering of Nasdaq equity, and, in January, for $1.75 million acquired 125,000 warrants, its full allocation, to purchase common stock in anticipation of the upcoming IPO of "The Nasdaq Stock Market, Inc."

o In March, TMP invested $4.8 million in Icarian, Inc., a software development company that markets human resource management products. For a total investment of $7.8 million during 2000 and 2001, TMP now owns 5.5% of Icarian. For more information on Icarian, the press release detailing the additional round of financing is located at http://www.icarian.com/news/press_releases/032601.html.

NASDAQ EUROPE

o Following the request of European Market Makers, the Common Stock of TMP Worldwide was added to trading on Nasdaq Europe, effective May 8, 2001.

BUSINESS OUTLOOK -- TMP REAFFIRMS POSITIVE VIEWS FOR 2001
---------------------------------------------------------


      Due to its market-leading portfolio of online and offline services, geographic and client diversification, continued market share gains, and strong balance sheet, TMP continues to believe that it is positioned for solid top-line revenue and bottom-line earnings per share growth in 2001.

      Bart Catalane, Chief Financial Officer of TMP Worldwide, said, "For the full-year 2001, the Company continues to reaffirm its general business outlook as previously provided in the 8-K's filed with the Securities and Exchange Commission. We remain comfortable with the Wall Street analysts' consensus estimate of diluted adjusted earnings per share for the full year 2001 of $1.40, which represents a 43% increase from the adjusted diluted $0.98 for the full year 2000, as restated for pooling of interests transactions closed during the quarter ended March 31, 2001. Considering the seasonal nature of our businesses, on a quarterly basis, we now expect diluted adjusted earnings per share of:
$0.30 for the second quarter ended June 30, 2001; $0.45 for the third quarter ended September 30, 2001; and $0.47 for the fourth quarter ended December 31, 2001.

      "Consistent with previous guidance, the Company expects Interactive commissions and fees for 2001 to be in the range of $715 million to $735 million. In addition, despite the impact of the economic slowdown on several of the traditional lines of business, specifically, Executive Search and Advertising & Communications, total Company commissions and fees are expected to be in the range of $1.60 billion to $1.62 billion, due to increased growth of the eResourcing division," added Mr. Catalane.

      Mr. Catalane continued, "Total operating expenses for 2001, including $19 million to $21 million of amortization of intangibles, and $230 million to $240 million of marketing & promotion expenses, but excluding merger & integration expenses, are expected to remain between 85% and 87% of total company commissions and fees. The $30 million to $40 million decrease in marketing and promotion expenses versus prior guidance reflects the current buying efficiencies for consumer advertising and the reduced need for brand spending by Monster.com in the U.S. The reduced need for marketing and promotional expenditures reflects Monster.com's dominant market share and the declining number of competitors, resulting from industry consolidation and business failures in the U.S. and Europe. As a result, we will use this opportunity to redirect the savings from marketing and promotion to add staff for new product development and to further build the telesales and field sales staff for Monster.com, particularly in Europe."

      Mr. Catalane concluded, "The Company expects net interest income for the remainder of 2001 to be approximately $4 million per quarter. This is due to significant market interest rate declines combined with the Company's aggressive acquisition strategy, partly offset by the increased profitability of Monster.com and reduced DSO's across the Company."

ABOUT TMP WORLDWIDE
-------------------

      Founded in 1967, TMP Worldwide Inc., now with more than 9,500 employees in 32 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search and Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. More information about TMP Worldwide is available at www.tmp.com

      Monster.com, headquartered in Maynard, Mass., the flagship brand of the Interactive Division of TMP Worldwide, is the leading global careers website, recording over 26.1 million unique visits during the month of March 2001, according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India and Italy. More information about Monster.com is available at www.monster.com or by calling 1-800-MONSTER.

      Condensed consolidated statements of operations for the three months ending March 31, 2001 and 2000 and condensed consolidated balance sheets for March 31, 2001 and December 31, 2000 for TMP Worldwide Inc. and subsidiaries follow. For an investment kit, please contact Victoria Albert at (212) 351-7063 or visit www.tmp.com.

      First quarter 2001 results will be discussed on TMP Worldwide's quarterly conference call taking place on May 9, 2001. To join the conference call, please dial in on 1-888-849-9215 at 8:20 AM E.D.T. For those outside the United States, please call in on 1-212-231-6041. The call will begin promptly at 8:30 AM E.D.T. Individuals can also access TMP Worldwide's quarterly conference call through Yahoo! Finance at www.yahoo.com and the investor information section of the Company's website at www.tmp.com. Interactive Metrics for TMP Worldwide and Monster.com are available at www.monster.com or www.tmp.com.

Endnotes

1 Prior periods' results have been retroactively restated to reflect the effects of acquisitions accounted for as pooling of interests that were completed prior to March 31, 2001.


2 Operating profit and EBITDA have been adjusted to exclude the effects of merger and integration costs of $20.2 million and $8.7 million for the quarters ended March 31, 2001 and 2000, respectively.


3 Net income has been adjusted to exclude the effects of merger and integration costs incurred, net of the tax benefits thereon, of $14.6 million and $7.1 million for the quarters ended March 31, 2001 and 2000, respectively.


4 Available to common and Class B shareholders after excluding merger and integration costs, net of the tax benefits thereon.


5 "Career eyeball minutes" is the result of Media Metrix "unique visitors" multiplied by Media Metrix "average minutes per visitor per month" and therefore indicates a website's share of total career or job seeker audience that month.


6 "Power ranking" is the result of Media Metrix "audience reach" multiplied by Media Metrix "unique pages per visitor per month" and therefore indicates a website's recognition by and usefulness to consumers (who in Monster.com's case are job seekers).





Special Note: The above statements include forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include the following: risks associated with acquisitions, competition and seasonality. Additional factors are described in the company's reports filed with the Securities and Exchange Commission.

                                      more

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                               2001                 2000*
                                                             ---------            ---------
GROSS BILLINGS:
Interactive                                                  $ 178,560            $  84,514
Advertising & Communications                                   226,323              255,292
eResourcing                                                    107,762               95,845
Executive Search                                                31,489               39,007
Directional Marketing                                          129,726              133,175
----------------------------------------------------------   ---------            ---------
Total gross billings                                         $ 673,860            $ 607,833
==========================================================   =========            =========


COMMISSIONS & FEES:
Interactive                                                  $ 156,582            $  74,228
Advertising & Communications                                    48,425               53,327
eResourcing                                                    104,372               94,375
Executive Search                                                31,489               39,007
Directional Marketing                                           21,957               23,300
----------------------------------------------------------   ---------            ---------
Total commissions & fees                                       362,825              284,237
----------------------------------------------------------   ---------            ---------

OPERATING EXPENSES:
Salaries & related                                             190,698              160,420
Office & general                                                81,537               68,623
Marketing & promotion                                           54,382               30,042
Merger & integration                                            20,193                8,674
Amortization of intangibles                                      5,225                3,822
----------------------------------------------------------   ---------            ---------
Total operating expenses                                       352,035              271,581
----------------------------------------------------------   ---------            ---------

OPERATING INCOME                                                10,790               12,656
----------------------------------------------------------   ---------            ---------

OTHER INCOME (EXPENSE):
Interest income, net                                             5,223                1,377
Other, net                                                      (2,006)                  91
----------------------------------------------------------   ---------            ---------
Total other income, net                                          3,217                1,468
----------------------------------------------------------   ---------            ---------

Income before provision for income taxes
 and minority interests                                         14,007               14,124

Provision for income taxes                                       8,418                7,694
----------------------------------------------------------   ---------            ---------


Income before minority interests                                 5,589                6,430

Minority interests                                                (181)                 (81)
----------------------------------------------------------   ---------            ---------

NET INCOME APPLICABLE TO COMMON
AND CLASS B COMMON STOCKHOLDERS                              $   5,770            $   6,511
==========================================================   =========            =========


ADJUSTED NET INCOME:
Net income                                                   $   5,770            $   6,511
Merger & integration costs                                      20,193                8,674
Tax benefit of M&I costs                                        (5,606)              (1,558)
----------------------------------------------------------   ---------            ---------
ADJUSTED NET INCOME                                          $  20,357            $  13,627
==========================================================   =========            =========


* Restated to reflect pooling of interests transactions completed during the quarter ended March 31, 2001.

                                     -more-

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                                  2001                       2000*
                                                                                  ----                       -----
NET INCOME PER COMMON AND
===================================================================
        CLASS B COMMON SHARE:
        ===========================================================

        Basic                                                               $              0.05        $              0.07
        ============================================================        ===================        ===================

        Diluted                                                             $              0.05        $              0.06
        ============================================================        ===================        ===================


ADJUSTED NET INCOME PER COMMON AND
===================================================================
        CLASS B COMMON SHARE:
        ===========================================================

        Basic                                                               $              0.19        $              0.14
        ============================================================        ===================        ===================

        Diluted                                                             $              0.18        $              0.13
        ============================================================        ===================        ===================


WEIGHTED AVERAGE SHARES OUTSTANDING:
====================================================================

        Basic                                                                           105,688                     99,495
        ============================================================        ===================        ===================

        Diluted                                                                         110,725                    107,406
        ============================================================        ===================        ===================


ADJUSTED E B I T D A**                                                      $            45,077        $            34,001
====================================================================        ===================        ===================


* Restated to reflect pooling of interests transactions completed during the quarter ended March 31, 2001.

** Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs and restructuring charges for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

                                     -more-

                               TMP WORLDWIDE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                                          MAR. 31, 2001     DEC. 31, 2000*
                                                                          -------------     --------------
ASSETS:

Cash and cash equivalents                                                   $  563,261        $  572,270
Accounts receivable, net                                                       544,215           573,226
Property and equipment, net                                                    158,066           149,463
Intangibles, net                                                               546,874           527,621
Other assets                                                                   202,076           211,333
--------------------------------------------------------------------        ----------        ----------
TOTAL ASSETS                                                                $2,014,492        $2,033,913
====================================================================        ==========        ==========


LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable and accrued expenses                                       $  649,114        $  684,094
Accrued integration and restructuring                                           31,128            28,014
Deferred commissions and fees                                                  160,171           155,276
Other liabilities                                                               43,769            54,916
Debt                                                                            34,722            43,880
--------------------------------------------------------------------        ----------        ----------
Total Liabilities                                                              918,904           966,180

Stockholders' Equity                                                         1,095,588         1,067,733

--------------------------------------------------------------------        ----------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $2,014,492        $2,033,913
====================================================================        ==========        ==========

* Restated to reflect pooling of interests transactions completed during the quarter ended March 31, 2001.